UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 18 , 2005

infoUSA Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-19598 (Commission File Number)	47-0751545 (I.R.S. Employer Identification No.)

5711 South 86th Circle Omaha, Nebraska (Address of Principal Executive Offices)	68127 (Zip Code)

(402) 593-4500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On July 18, 2005, infoUSA entered into a Confidentiality Agreement with Mr. Vinod Gupta and IUSA Acquisition Corporation (the “Agreement”) in connection with the previously announced proposal by Mr. Gupta, infoUSA Inc.’s Chairman and CEO, to acquire all of the shares of Common Stock of infoUSA not owned by Mr. Gupta at a cash purchase price of $11.75 per share (the “Transaction”). The Agreement gives Mr. Gupta the right to use, or furnish to third parties, certain non-public information regarding the Company in connection with his consideration of the potential Transaction, while assuring the confidentiality of the information.

     The Agreement also includes a ninety (90) day standstill period during which Mr. Gupta has agreed to refrain from taking certain actions with respect to the infoUSA including, but not limited to, (i) the acquisition of any securities or assets of the infoUSA, (ii) any tender or exchange offer, merger or other business combination involving infoUSA or (iii) any proxy solicitation. Mr. Gupta will not be subject to these restrictions if infoUSA announces that it has entered into an agreement with a third party that contemplates a merger, consolidation, sale of substantially all of the assets or business combination involving the Company, or a change of control of the Company by tender offer, exchange offer or otherwise.

A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 8.01	OTHER EVENTS.

     infoUSA Inc. issued a press release, dated July 22, 2005, announcing that the special committee of infoUSA’s board of directors has engaged Lazard Frères & Co. LLC as its financial advisor to assist the committee in reviewing Mr. Gupta’s proposal and potential alternatives and the execution of the agreement with Mr. Gupta referenced in Item 1.01. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits. The following exhibits are furnished herewith:

Exhibit 10.1	Confidentiality Agreement dated July 18, 2005 by and among infoUSA, Inc., Vinod Gupta and IUSA Acquisition Corporation.

Exhibit 99.1	Press Release dated July 22, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

infoUSA Inc. (Registrant)
Date: July 22, 2005	By:	/s/ Raj Das
Raj Das
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1	Confidentiality Agreement dated July 18, 2005 by and among infoUSA, Inc., Vinod Gupta and IUSA Acquisition Corporation

Exhibit 99.1	Press Release dated July 22, 2005